Exhibit 99.1

CONTACT:	Jeffrey Taufield
Kekst and Company
(212) 521-4800

For Immediate Release

GREENHILL CAPITAL PARTNERS II, L.P.
COMPLETES INITIAL CLOSING
OF $558 MILLION

NEW YORK, NEW YORK, April 5, 2005 - - Greenhill & Co., Inc. [NYSE:GHL] announced today that it has completed the initial closing of its second private equity fund, Greenhill Capital Partners II, L.P. and related funds (“Fund II”). Total committed capital for Fund II as of this initial closing is $558 million.

Greenhill & Co. has committed $85 million of the capital raised, and Greenhill’s managing directors and other professionals have personally committed a further $135 million. The remainder of the committed capital was raised from a variety of institutional investors, as well from wealthy families and qualified corporate executives. Committed capital is expected to be drawn down from time to time over an investment period of up to five years to fund investments by Fund II.

Fund II is the successor fund to Greenhill Capital Partners, L.P. (“Fund I”) which commenced in June 2000 with $423 million in committed capital, $229 million of which remains under management in GCP I in 19 different portfolio companies. Fund I currently has $88 million of undrawn capital that has been committed to follow-on investments in several portfolio companies. Fund I’s existing portfolio companies include Global Signal, Inc. (NYSE: GSL), Everlast Energy LLC, Heartland Payment Systems, Inc. and Republic Insurance Group.

Like Fund I, Fund II expects to focus primarily on mid-market investments in the energy, telecommunications and financial services sectors--industries in which Greenhill has significant experience and expertise. Within these sectors, Fund II intends to continue to pursue primarily a value-based investment strategy.

Robert F. Greenhill, Chairman and Chief Executive Officer of Greenhill, said, “This first closing of our second fund is an important step in the Firm’s stated strategy of further developing its merchant banking fund management activities. We are delighted by the substantial amount of personal capital committed by Greenhill professionals to Fund II, which signals our close alignment with the interests of our outside investors.”

Robert H. Niehaus, Chairman of Greenhill Capital Partners, said, “We are very pleased with the performance of Fund I to date. Increased profitability at many of our portfolio companies in the past two years has enabled us to return $188 million in cash to our investors principally through dividends and debt-financed distributions, without significantly reducing our equity ownership positions. We look forward to continuing to pursue our mid-market value-based investment strategy in our three focus industries.”

Greenhill & Co., Inc., founded in 1996, is a leading independent investment bank that provides financial advisory and merchant banking fund management services. It acts for clients located throughout the world from its offices in New York, London and Frankfurt, and recently announced plans to open a Dallas office.

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